Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 2, 2018, with respect to the combined financial statements of CDM Compression Business as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report in the Registration Statements of USA Compression Partners, LP on Form S-3 (No. 333-217391 and 333-211167) and Form S-8 (No. 333-187166), and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Houston, Texas

November 13, 2018